Exhibit 99.1

For Immediate Release

Lisa Binder, Investor Relations

712.749.7535

META FINANCIAL GROUP, INC. ® RESTATES FISCAL YEAR 2008 AND FIRST AND SECOND QUARTER 2009 FINANCIAL STATEMENTS DUE TO CHANGE IN TAX ASSUMPTION

STORM LAKE, IOWA — (June 26, 2009)  Meta Financial Group, Inc. (NASDAQ-Global Market:“CASH”) (the “Company”) reported today that the Audit Committee of its Board of Directors has approved the restatement of its financial statements for the fiscal year ended September 30, 2008, and the fiscal quarters ended December 31, 2008 and March 31, 2009.  The restatements, which result in an earnings decrease for fiscal year 2008 and a corresponding change to shareholders’ equity at September 30, 2008 and the first and second quarters of fiscal year 2009, are the result of an error in estimating income tax expense associated with the Company’s March 28, 2008 sale of its subsidiary, MetaBank West Central.  As a result, fiscal year 2008 net income decreased by $1,074,000, or $0.41 per diluted share, from net income of $51,000, or $0.03 per diluted share, to a net loss of $1,023,000, or $0.38 per diluted share.  Shareholders’ equity at September 30, 2008, December 31, 2008, and March 31, 2009 decreased by the same amount.

The table below provides details of the restatement for fiscal year 2008 and by quarter in fiscal year 2009.

	As Previously Reported		Restated		Change
	$000s	Diluted EPS	$000s	Diluted EPS	$000s	Diluted EPS
Net Income
For the fiscal year ended September 30, 2008	$51	$0.03	$(1,023)	$(0.38)	$(1,074)	$(0.41)

Shareholders’ Equity
At September 30, 2008	$46,807	n/a	$45,733	n/a	$(1,074)	n/a
At December 31, 2008	$47,990	n/a	$46,916	n/a	$(1,074)	n/a
At March 31, 2009	$48,153	n/a	$47,079	n/a	$(1,074)	n/a

Recently, in the course of preparations for filing its 2008 federal income tax return, the Company was notified that an error in income tax expense was reported on the Company’s financial statements in connection with the Company’s March 28, 2008 sale of its subsidiary, MetaBank West Central. The Company relies upon an outsourced third party public accounting firm to prepare its tax returns and to render tax accounting advice in connection with the preparation of the Company’s financial statements; such firm is unaffiliated with the Company’s current independent auditing firm.  The third party tax advisor informed the Company’s management that the tax advisor’s earlier assumption relative to the cost basis and tax treatment of the subsidiary sale was incorrect resulting in a greater reported gain on sale of the subsidiary for tax purposes.  As a result of the error, the Company’s accrued income tax expense was understated as originally reported and will increase by $1,074,000 when corrected.

The Company’s management promptly determined and informed the Audit Committee and Board of Directors that the Company’s financial statements for the fiscal year ended September 30, 2008, and the fiscal quarters ended December 31, 2008 and March 31, 2009 should no longer be relied upon and should be corrected for errors resulting from the tax miscalculation.  On June 22, 2009, the Audit Committee of the Board of Directors concluded, based on management’s recommendation, that as a result of these errors, the Company will restate its financial statements for these periods.  Management and the Audit Committee have discussed the matter with KPMG, LLP, the Company’s independent registered public accounting firm.  The restatement will be reflected in the Company’s amended annual report on Form 10-K for the fiscal year ended September 30, 2008, and on amended quarterly reports on Form 10-Q for the periods ended December 31, 2008 and March 31, 2009, which the Company will promptly file.  The Company said that the tax misstatement was limited to the sale transaction in March 2008 and does not affect fiscal 2009 earnings or ongoing core business.

This press release and other important information about the Company are available at www.metacash.com.

Corporate Profile: Meta Financial Group, Inc. ® (doing business as Meta Financial Group) is the holding company for MetaBankTM and Meta Trust Company®.  MetaBankTM is a federally-chartered savings bank with four market areas:  Northwest Iowa Market, Brookings Market, Central Iowa Market, Sioux Empire Market; and the Meta Payment Systems® prepaid card division.  Thirteen retail banking offices and one administrative office support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.

The Company, and its wholly-owned subsidiaries, MetaBankTM and Meta Trust®, may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission, in its reports to shareholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control.  Such statements address the following subjects:  future operating results; customer retention; loan and other product demand; important components of the Company’s balance sheet and income statements; growth and expansion; new products and services, such as those offered by MPS or MetaBank; credit quality and adequacy of reserves; technology; and our employees.  The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements:  the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services offered by the Company as well as risks (including litigation) attendant thereto and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third-party vendors; the impact of changes in financial services’ laws and regulations; technological changes, including but not limited to the protection of electronic files or databases; acquisitions; risk in general, including but not limited to those risks involving the MPS division; the growth of the Company’s business as well as expenses related thereto; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive.  Additional discussions of factors affecting the Company’s business and prospects are contained in the Company’s periodic filings with the SEC.  The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.